AMENDMENT TWO
to the
WINGSTOP INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN

WHEREAS, Wingstop Inc. (the “Company”) adopted the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”) effective June 11, 2015; and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its shareholders (i) to add an annual award limit with respect to awards to non-employee directors, and (ii) to amend the Plan with respect to the treatment of equity awards upon the occurrence of a Change in Control.

NOW THEREFORE, the Plan is hereby amended as follows:
1.    Section 2.8, Change in Control, is hereby amended by deleting the reference to “any Roark Capital Entity” appearing in subsection (a).
2.     Section 2.49, Roark Capital Entity, is hereby amended by deleting the existing provision and substituting “Reserved” therefore.
3.    Section 4.3, Award Limits, is hereby amended by adding a new subsection (e) as follows:
“(e) Awards granted to Nonemployee Directors: The maximum aggregate amount value of equity-based Awards granted to any Nonemployee Director during any Fiscal Year shall not exceed $400,000, with fair value determined under applicable accounting standards as of the date of grant (“Director Award Limit”); provided that the Director Award Limit shall be increased to $600,000 (i) for any Nonemployee Director who serves as Chairman of the Board and (ii) for any Nonemployee Director for the year in which the Nonemployee Director is first appointed or elected to the Board. For the avoidance of doubt, the annual award limit set forth in this Section 4.3(e) shall solely apply to Awards granted under this Plan and shall not apply to Shares or Share equivalents granted to a Nonemployee Director in lieu of all or any portion of such Nonemployee Director’s cash-based director fees.”
4.    Section 15.1, Change in Control, is hereby amended by deleting the existing provision and substituting the following therefore:
“15.1    Change in Control.

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(a)     The occurrence of a Change in Control will not itself result in the cancellation, acceleration of exercisability or vesting, lapse of any Period of Restriction or settlement or other payment with respect to any outstanding Award to the extent that the Board or the Committee determines in its discretion, prior to such Change in Control, that such outstanding Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Employer, provided that any Alternative Award must: (i) be based on securities that are traded on an established United States securities market, or which will be so traded within sixty (60) days following the Change in Control; (ii) provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including an identical or better exercise or vesting schedule and identical or better timing and methods of payment; (iii) have substantially equivalent economic value to such Award immediately prior to the Change in Control, as determined by the Board or the Committee (as such was constituted prior to the Change in Control) in its discretion; and (iv) not subject the Participant to the assessment of additional taxes or interest under Section 409A of the Code. In the event that an Alternative Award is provided to a Participant, and the Participant’s employment is terminated by the New Employer without Cause or by the Participant for Good Reason within two (2) years following the Change in Control, then any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, such Alternative Award shall be waived or shall lapse in full, and such Alternative Award shall become fully vested and exercisable, as the case may be.
(b)    In the event Section 15.1(a) does not apply:
(i) all outstanding Awards shall become fully vested, nonforfeitable and, to the extent applicable, exercisable immediately prior to the Change in Control;
(ii) the Board or the Committee (as constituted prior the Change in Control) shall provide that in connection with the Change in Control (A) each outstanding Option and Stock Appreciation Right shall be cancelled in exchange for an amount equal to the excess, if any, of the Fair Market Value of the Common Stock on the date of the Change in Control over the Option Price or Grant Price applicable to such Option or Stock Appreciation Right, (B) each Share of Restricted Stock, each Restricted Stock Unit and each other Award denominated in Shares shall be cancelled in exchange for an amount equal to the Change in Control Price multiplied by the number of Shares covered by such Award, (C) each Award not denominated in Shares shall be cancelled in exchange for the full amount of such Award, and (D) any Award the payment or settlement of which was deferred under Section 20.6 or otherwise shall be cancelled in exchange for the full amount of such deferred Award;
(iii) the performance goals applicable to any outstanding Awards of Performance Shares, Performance Units, Cash-Based Awards and other Awards shall be deemed to have been attained at the target level (unless actual performance exceeds the target, in which case actual performance shall be used) for the entire applicable Performance Period then outstanding; and

(iv) the Board or the Committee (as constituted prior the Change in Control) may, in addition to the consequences otherwise set forth in this Section 15.1, make adjustments and / or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.
(c)     Payment of any amounts in accordance with this Section 15.1 shall be made in cash or, if determined by the Board or the Committee (as constituted prior to the Change in Control), in securities of the New Employer that are traded on an established United States securities market, or which will be so traded within sixty (60) days following the Change in Control, having an aggregate fair market value (as determined by such Board or Committee) equal to such amount or in a combination of such securities and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten (10) business days, following the Change in Control.”
3.    This Amendment shall be effective as of August 3, 2017. Except as amended herein, the terms of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan effective on the date set forth above.

WINGSTOP INC.

By: /s/ Darryl R. Marsch

Darryl R. Marsch
Sr. VP, General Counsel & Secretary